Exhibit 99.1

August 22, 2011

A. O. Smith concludes sale of electric motor business

Milwaukee, Wis.— A. O. Smith Corporation (NYSE:AOS) today announced the closing of the sale of its electric motor business to Regal Beloit Corporation (NYSE:RBC).

The companies completed the North American portion of the transaction today. The portion involving A. O. Smith’s electric motor operations in China was closed into escrow pending provincial administrative approvals, which are expected shortly.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China.